PRIVATE AND CONFIDENTIAL

November 26, 2018

OLAREGEN THERAPEUTIX INC.

1001 Avenues of Americas

New York, NY 10018

Attention: Anthony J. Dolisi,

CEO & President

Dear Sirs:

Re:       Binding Letter of Intent

This letter agreement sets forth our agreement and understanding as to the essential terms of the sale to Generex Biotechnology Corporation (or an affiliate thereof) (the “Purchaser”) by Olaregen Therapeutix Inc. (the “Company”) of equity securities in the capital of the Company equal to fifty-one percent (51%) of the issued and outstanding equity securities in the capital of the Company on a post-closing basis (the “Transaction”). The parties intend this letter agreement to be binding and enforceable, and that it will inure to the benefit of the parties and their respective successors and assigns.

  Purchased Shares. On the terms and subject to the fulfilment of the conditions hereof, on the Closing Date (as that term is hereinafter defined) the Company will sell to the Purchaser, and the Purchaser will purchase and accept from the Company, an aggregate of common shares in the capital of the Company equal to no less than fifty-one percent (51%) of the issued and outstanding equity securities in the capital of the Company on a post-closing basis (the “Purchased Shares”).

  Purchase Price. The price payable by the Purchaser to the Company for the Purchased Shares will be $3.75 per share for an aggregate sum of Twelve Million Dollars ($12,000,000.00) (the “Purchase Price”).

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    Within two (2) business days of the execution of this Letter of Intent, the Purchaser will pay to the Company a Commercialization Milestone Payment in the amount of Four Hundred Thousand Dollars ($400,000.00) (the “Milestone Payment”) by wire transfer of immediately available funds.

i.	On the Closing Date, the Milestone Payment (without interest) will be deemed applied against the Purchaser’s obligation to make payment of the Purchase Price (106,666 shares of Company common stock).

ii.	In the event of the termination of this letter agreement after payment of the Milestone Payment (otherwise than by operation of the execution and delivery of the Formal Agreement), at the Purchaser’s sole option, (x) the Milestone Payment shall be repayable by the Company, without interest, within 180 days of the date of termination of this letter agreement (unless the Milestone Payment is due and payable on an earlier date pursuant to paragraph 2(f) of this letter agreement), or (y) in full and final satisfaction of the Company’s obligation to repay the Milestone Payment, the Company shall issue to the Purchaser that number of common shares in the capital of the Company equal to 2% of the issued and outstanding equity securities in the capital of the Company (on a post-issuance basis) calculated as at the date of this letter agreement.

    The balance of the Purchase Price will be due and payable by the Purchaser to the Company as follows (the “Incremental Payments”):

i.	$800,000 (213,333 shares of Company common stock) on December 31, 2018;
ii.	$800,000.00 (213,333 shares of Company common stock) on January 31, 2019;
iii.	$3,000,000.00 (800,000 shares of Company common stock) on February 28, 2019;
iv.	$1,000,000.00 (266,666 shares of Company common stock) on May 31, 2019; and
v.	$6,000,000.00 (1,600,000 shares of Company common stock) on September 30, 2019.

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    Provided that each of the Incremental Payments is made when due, the price to be paid by the Purchaser for each share of the Company’s common stock shall be $3.75 per share. In the event any Incremental Payment is not paid when due:

i.	The Company, in its sole discretion, shall have the option to increase the per share purchase price (and therefore the aggregate Purchase Price) for all remaining Purchased Shares from $3.75 per share to $4.00 per share. The Purchaser’s percentage ownership interest in the Purchased Shares shall vest in accordance with the payment schedule set forth above and shall be calculated and aggregated, as the case may be, based upon the amount of the Purchase Price paid at any given time.

ii.	The Purchaser shall have a period of fifteen (15) calendar days following the date upon which an Incremental Payment (other than the Incremental Payment due on September 30, 2019) is due and payable to “cure” the default by making payment of such Incremental Payment in full (but subject to any per-Purchased Share price increase mandated by subparagraph (i) above) failing which the Company shall be entitled in its sole discretion to pursue alternative sources of capital without regard to any pre-emptive rights, rights of first refusal, or anti-dilution protections otherwise available to the Purchaser.

iii.	In the event that the Purchaser fails to make full payment when due of the Incremental Payment due on September 30, 2019, the Purchaser’s entitlement to purchase the Purchased Shares applicable in respect of that Incremental Payment (1,600,000 shares of Company common stock) shall be forfeit and the Company shall be entitled to “claw back” fifty percent (50%) of any and all Purchased Shares theretofore purchased by the Purchaser (800,000 shares of Company common stock) as liquidated damages.

    The Purchaser acknowledges and agrees that if Joseph Moscato ceases to be the President or Chief Executive Officer of the Purchaser, then the Company has the right to decline to accept any Incremental Payments due and payable after the effective date of such cessation and thereafter decline to sell any further Purchased Shares to the Purchaser.

    Provided further that the Purchaser shall be entitled, in its sole discretion, to accelerate payment (and therefore common share vesting) of any Incremental Payment, in whole or in part.

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    The Formal Agreement (as that term is hereinafter defined) will provide that it shall be a condition precedent to closing that the Company will covenant and agree to deliver to the Purchaser, within sixty (60) calendar days of the Closing Date the financial statements of the Company mandated by Regulation S-X (17 C.F.R. Part 210) audited by a PCAOB auditor (the “Financial Statements”) so as to facilitate consolidation of such financial statements with those of the Purchaser. In the event that the Financial Statements are not delivered to the Purchaser on or before the Delivery Date, the Purchaser shall be entitled, in its sole discretion, to rescind the Transaction, in which event (i) the Milestone Payment and any Incremental Payments made prior to such rescission will be forthwith due and repayable by the Company to the Purchaser, and (ii) the Company will transfer and assign to the Purchaser an undivided twenty percent (20%) interest in any and all intellectual property of the Company as at the date of this letter agreement together with any and intellectual property derived therefrom.

    The Purchase Price will be utilized by the Company solely in accordance with a use of proceeds, budget, and timeline annexed to the Formal Agreement. The Deposit shall be applied solely in support of the “soft” commercial launch of the Company product Excellagenâ (the Company’s proprietary FDA-approved syringe-based flowable topical get that promotes the activation of the healing process for the treatment of dermal wounds).

    On the Closing Date, the Company will issue to the Purchaser an aggregate of 133,334 shares of its common stock in respect of the Milestone Payment. The balance of the Purchased Shares will be issued to Purchaser incrementally as Incremental Payments are made by the Purchaser.

  Conditions Precedent to Closing. The closing of the Transaction will be subject to the satisfaction of the following conditions precedent (in addition to any conditions precedent identified in the Formal Agreement (as that term is hereinafter defined)) (the “Conditions Precedent”):

    The parties shall have agreed upon the terms and conditions of a formal agreement in respect of the Transaction (the “Formal Agreement”), which Formal Agreement shall memorialize the provisions of this letter agreement and include industry-standard terms and conditions in respect of the Transaction. For greater certainty, the Formal Agreement will contain representations and warranties customary to transactions like the Transaction, including, without limitation, representations and warranties by the Company (i) as to the accuracy and completeness of the Company's internally generated financial statements, dated as of September 30, 2018, (ii) disclosure of all the Company's material contracts, commitments and liabilities, direct or contingent; (iii) the physical condition, suitability, ownership and absence of liens, claims and other adverse interests with respect to the Company's assets; (iv) issuance and status of the Purchased Shares; (e) the absence of liabilities with respect to the Company and liabilities incurred in the ordinary course of business since the date of latest audited financial statements; (f) the absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the Company; (g) the absence of pending or threatened litigation, claims, investigations or other matters affecting the Transaction; (h) the Company's compliance with laws and regulations applicable to its business and obtaining all licenses and permits required for its business; and (i) the due incorporation, organization, valid existence, good standing and capitalization of the Company. The parties hereby covenant and agree to diligently pursue good faith negotiation of the Formal Agreement.

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    Each of the Purchaser and the Company shall be satisfied, in its sole discretion, with the results of its due diligence investigations in respect of the Transaction.

    The holders of the Company’s Series A Preferred Stock (the “Preferred A Holders”) and the holders of the Company’s common stock shall have executed and delivered to and in favor of the Company and the Purchaser any and all consents to, and waivers in respect of, the Transaction as mandated the terms and conditions of (i) the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), (ii) the August 29, 2018 Series A Convertible Preferred Stock Purchase Agreement between the Company and the Preferred A Holders (the “Preferred A SPA”), and (iii) the August 29, 2018 Investor Rights Agreement between the Company, the Preferred A Holders, and the holders of the Company’s issued and outstanding common stock (the “Rights Agreement”), such consent to include, inter alia, (x) consent to the composition of the Board (as that term is hereinafter defined), (y) consent to the issuance of the Purchased Shares to the Purchaser, and (z) a waiver of the preemptive purchase rights set forth in the Rights Agreement.

    The boards of directors of each of the Purchaser and the Company shall have approved the Transaction.

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  Closing Date. The closing date of the Transaction (the “Closing Date”) shall be the closing date specified in the Formal Agreement; provided, however, that either party shall be entitled, in its sole discretion, to terminate this letter agreement in the event that the Formal Agreement has not been executed and delivered by December 31, 2018. In the event that the Formal Agreement has not been executed and delivered prior to the due date for payment of the First Incremental Payment , the Purchaser shall nonetheless make the First Incremental Payment ($800,000.00) when due. In the event of the termination of this letter agreement after payment of the First Incremental Payment (otherwise than by operation of the execution and delivery of the Formal Agreement), at the Purchaser’s sole option, (x) the First Incremental Payment shall be repayable by the Company, without interest, within 180 days of the date of termination of this letter agreement (unless the First Incremental Payment is due and payable on an earlier date pursuant to paragraph 2(f) of this letter agreement), or (y) in full and final satisfaction of the Company’s obligation to repay the First Incremental Payment, the Company shall issue to the Purchaser that number of common shares in the capital of the Company equal to 2% of the issued and outstanding equity securities in the capital of the Company (on a post-issuance basis) calculated as at the date of this letter agreement.

  Board Membership & Executive Management Participation. From and after the Closing Date and for so long as the Purchaser is the registered and beneficial owner of not less than fifty-one percent (51%) of the issued and outstanding equity securities in the capital of the Company, the size of the Company’s Board of Directors (the “Board”) shall be set at seven (7) and shall be comprised of[1]:

    Anthony Dolisi, Chairman of the Board, President & Chief Executive Officer of the Company;

    one appointee of the Company;

    Joseph Moscato, the President & Chief Executive Officer of the Purchaser;

    one appointee of the Purchaser;

    one appointee of the Preferred A Holders in accordance with the Investor Rights Agreement; and

    two independent directors agreed upon by the Company and the Purchaser.[2]

[1] The parties acknowledge that the composition of the Board contemplated by this letter agreement will not meet the initial listing requirements for the Exchange Listing. In order to achieve an Exchange Listing, a majority of the members of the Board will have to qualify as “independent.”

[2] The parties acknowledge that it may be necessary to amend the Amended and Restated Certificate of Incorporation of the Company in order to achieve the composition of the Board contemplated by this letter agreement.

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The Company shall reimburse directors for reasonable expenses associated with travel in attending Board meetings. The Company shall also tender a stipend or other remuneration to the two (2) independent directors, in such amount(s) as is customary in the industry. The Company will maintain director and officer liability insurance with recognized carriers with coverage and in amounts satisfactory to the Purchaser.

Upon execution and delivery of this letter agreement, for throughout the currency of this letter agreement, Anthony Dolisi shall be invited to attend each and every meeting of the board of directors of the Purchaser as an “observer”.

  Purchaser Rights of First Refusal.

    The Purchaser will have a right of first refusal, exercisable in its sole discretion, in respect of the provision of any requisite funding (“R&D Funding”) for any research and development undertakings by the Company as designated and approved by the Board (“R&D Undertakings”). If the Purchaser exercises such right of first refusal and provides the R&D Funding, the Company and the Purchaser will each hold an undivided fifty percent (50%) interest in any and all intellectual properties generated by the R&D Undertakings (and, by extension, the proceeds of any commercial exploitation thereof).

    The Purchaser will have a right of first refusal, exercisable in its sole direction, in respect of the provision to the Company of any working capital required by the Company.

  Pre-Closing Company Operation. Commencing on the date hereof and ending on the Escrow Release Date:

    Conduct of Business. The Company shall: use its best efforts to preserve intact the Company’s business organization, its board of directors, its employees and other business relationships; continue to operate in the ordinary course of its business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice; use its reasonable best efforts to maintain the Company's current financial condition, including working capital levels; not incur any indebtedness or enter into any agreements to make business or product line acquisitions; and, not declare or make any dividend or stock distributions.

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    Standstill. The Company shall not enter into, nor continue any extant, negotiations for any merger or acquisition of the Company, any financing that may result in a change of control of the Company, or the sale of all or substantially all of the Company’s assets without providing written notification to Purchaser and procuring the Purchaser’s written consent to proceed. The Company acknowledges that the Purchaser will incur significant expense in connection with its due diligence investigations of the Company and preparation and negotiation of the Formal Agreement. As a result, upon execution of this letter agreement, the Company shall terminate any extant discussions or negotiations with, and shall cease to provide information to or otherwise cooperate with, any party other than the Purchaser and its representatives with respect to a Prospective Acquisition Transaction (as that term is hereinafter defined. In addition, from and after the date hereof, neither the Company nor any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents, will directly or indirectly encourage, solicit, initiate, have or continue any discussions or negotiations with or participate in any discussions or negotiations with or provide any information to or otherwise cooperate in any other way with, or enter into any agreement, letter of intent or agreement in principle with, or facilitate or encourage any effort or attempt by any corporation, partnership, company, person or other entity or group (other than the Purchaser and its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents) concerning any merger, joint venture, recapitalization, reorganization, sale of substantial assets, sale of any shares of capital stock, investment or similar transaction involving the Company or any subsidiary or division of the Company (each, a "Prospective Acquisition Transaction"). The Company shall notify the Purchaser promptly in writing of any inquiries, proposals or offers made by third parties to the Company or any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents with respect to a Prospective Acquisition Transaction and furnish the Purchaser the terms thereof (including, without limitation, the type of consideration offered and the identity of the third party). The Company shall deal exclusively with the Purchaser with respect to any Prospective Acquisition Transaction.

  Post-Closing Company Operations. On the Closing Date, the Purchaser and the Company will execute and deliver an operating agreement (the “Operating Agreement”) in respect of the day-to-day management of the business, affairs, and operations of the Company. The Operating Agreement will include the following terms:

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    Until the earlier of (i) the fourth anniversary of the Closing Date, and (ii) the effective date of an Exchange Listing (at that term is hereinafter defined): (x) the Company’s extant management team (as such team may be modified from time to time by the Board) will manage the day-to-day business, affairs, and operations of the Company in its sole discretion, subject to the supervisory oversight of the Board; and (y) the Board will be populated with the individuals identified in the Formal Agreement, subject to the Purchaser’s entitlement described in sub-paragraph (b) below and to the entitlement of the Board to fill vacancies in accordance with the Company’s by-laws and applicable law.

    For so long as the Purchaser holds not less than twenty percent (20%) of the issued and outstanding equity securities in the capital of the Company, the Purchaser will be entitled to appoint one (1) individual to serve on the Board.

    For so long as the Purchaser holds not less than twenty percent (20%) of the issued and outstanding equity securities in the capital of the Company, the Purchaser will have standard-form: tag-along rights; preemptive securities purchase rights; and, standard or customary anti-dilution protections.

    The Company will have a standard-form drag-along right in respect of any securities in the capital of the Company of which the Purchaser is the registered owner.

    The Purchaser (or one or more affiliates of the Purchaser as designed by the Purchaser) will have an exclusive license to distribute the Company’s products in the United States via the Purchaser’s direct-to-patient and management services organizations at contracted prices equal to one percent (1%) above the applicable Federal Government Prices.

  Upon the earliest of (a) the second anniversary of the Closing Date, and (ii) the date upon which audited financial statements disclose Company EBITDA of not less than Ten Million Dollars ($10,000,000.00) for the 12-month period ending on the date of such financial statements, it is understood and agreed that the Company shall have the absolute right to take itself public and list its common shares of stock on a national stock exchange in the United States (an “Exchange Listing”). Should that occur, the Company shall have the option to acquire the Purchased Shares from the Purchaser on the following terms and conditions:

    At any time during the period commencing thirty (30) trading days after the effective date of the Exchange Listing and ending ninety (90) trading days after such effective date, the Company, upon written notice to the Purchaser, may elect to purchase up to thirty-five percent (35%) (leaving 16% remaining in the Company) of the Purchased Shares of which the Purchaser is the registered and beneficial owner as at the date of receipt of such notice.

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    The per-share purchase price in respect of any Purchased Shares purchased by the Company pursuant to sub-paragraph (a) above will be equal to the VWAP of the Company’s common shares for the thirty (30) trading days following the effective date of the Exchange Listing. For purposes of this letter agreement, “VWAP” means, for any date, the daily volume weighted average price for such date (or the nearest preceding date) of the relevant securities on the trading market where such securities are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9 a.m. New York City time to 4:02 p.m. New York City time.

  Representations & Warranties - Company. The Company represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Shares and the completion of the other transactions hereunder:

    On the Closing Date, the Purchased Shares will constitute fifty-one percent (51%) of the issued and outstanding equity securities in the capital of the Company on a fully-diluted basis.

    The Company has good right, full corporate power and absolute authority to enter into this letter agreement and to sell the Purchased Shares to the Purchaser in the manner contemplated hereby and to perform all of the Company’s obligations hereunder.

    Other than as contemplated by the Certificate, the Preferred A SPA, and the Rights Agreement, no person (including any form of entity or organization) has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for, (i) the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Company or any securities of the Company, or (ii) the purchase or other acquisition from the Company of any of its undertaking, property or assets, other than in the ordinary course of the Company’s business.

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  Representation & Warranties – Purchaser. The Purchaser represents and warrants to the Company as follows, and confirms that the Company is relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Shares and the completion of the other transactions hereunder: The Purchaser has good right, full corporate power, and absolute authority to enter into this letter agreement, to acquire the Purchased Shares from the Company in the manner contemplated hereby, and to perform all of the Purchaser’s obligations hereunder.

  Confidentiality. The parties acknowledge being bound by a reciprocal confidential disclosure agreement made as of the 13th day of September, 2018 (the “CDA”), the terms of which are incorporated hereby by reference.

  Disclosure. The Company hereby acknowledges and accepts that, notwithstanding anything to the contrary set forth in the CDA, within four (4) business days of the date of execution and delivery of this letter agreement, the Purchaser will be obligated by applicable federal securities laws to file a Form 8-K Current Report with the U.S. Securities and Exchange Commission disclosing the existence, terms, and conditions of this letter agreement. All press releases and other public announcements relating to this letter agreement or the Transaction will be agreed upon by both parties acting reasonably.

  Expenses. The parties will pay all of their respective expenses incidental to this letter agreement, the Formal Agreement, and the consummation of the Transaction (and, for greater certainty, the fees and expenses associated with the requisite audit of the Company’s financial statements will be borne by the Company). Each party hereby represents and warrants to the other that there are no brokerage or finder’s fees that are or will be payable in respect of the Transaction.

  Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws principles.

Signature Page to Follow

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If the foregoing correctly sets forth our mutual understanding and agreement, please so indicate by signing where indicated below and returning a signed copy to the Purchaser.

GENEREX BIOTECHNOLOGY CORPORATION

By:
	Name:	Joseph Moscato
	Title:	President & Chief Executive Officer

OLAREGEN THERAPEUTIX INC.

11/24/2018	By:	/s/ Anthony J. Dolisi
	Name:	Anthony J. Dolisi
	Title:	Chief Executive Officer and President

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